Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

PLUM CREEK TIMBERLANDS, L.P.

and

WPP LLC

Dated

January 28, 2005

Table Of Exhibits

Exhibit A	Description of Coal Property to be Sold
Exhibit B	Description of Surface Property to be Sold
Exhibit 2.1(c)	Existing Coal Leases
Exhibit 2.1(e)	Existing Leases and Encumbrances
Exhibit 4.6	Schedule of Pending Litigation
Exhibit 9.2(a)	Deed of Conveyance
Exhibit 9.2(d)	Affidavit of Non-Foreign Status

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT dated January 28, 2005, is made by and between PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (“SELLER”), and WPP LLC, a Delaware limited liability company (“BUYER”).

W I T N E S E T H:

     WHEREAS, SELLER desires to sell, bargain, assign, transfer and convey to BUYER, and BUYER desires to purchase and accept, SELLER’s interest in certain Properties as hereinafter defined; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, SELLER and BUYER do hereby agree as follows:

ARTICLE I.

Definitions and References

     Section 1.1 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1:

     “Agreement” shall mean this Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

     “Code” shall mean the Internal Revenue Code, of 1986, as amended from time to time, and any successor statute thereto.

     “Escrow Agent” shall mean Marshall Miller & Associates, Inc.

     “Hazardous Material” shall mean any hazardous material, hazardous wastes, or hazardous or toxic substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act, as

amended, (42 U.S.C. §§ 6901 et seq.) (“CERCLA”), and the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.).

     “Knowledge of SELLER” The phrase “to the knowledge of SELLER”, or similar words or phrases, shall mean to the actual knowledge of Erwin Barger, Russell Hagen or James Fatony, without a duty of inquiry.

     “Material Adverse Effect” The phrase “material adverse effect’ or similar words or phrases shall mean an adverse condition pertaining to the Properties which either reduces the value of the Properties by an amount exceeding five percent of the Purchase Price or requires remedial action at an anticipated expense of greater than five percent of the Purchase Price.

     “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

     “Tax” or “Taxes” shall mean any state or local ad valorem (including without limitation any unmined mineral taxes required to be assessed under state law) real property or personal property tax, including any interest, penalty or addition thereto, whether disputed or not.

     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof and including further, without limitation, any unmined mineral taxes required to be filed under state law.

     Section 1.2 References, Titles and Construction.

     (a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

     (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

     (c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

     (d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

     (e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

     (f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

     (g) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

     (h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

     (i) All references herein to “$” or “dollars” shall refer to U.S. Dollars.

     (j) Each of the Exhibits listed on Table of Exhibits is attached and each such exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such exhibit unless the context in which used shall otherwise require.

ARTICLE II.

Property to be Sold and Purchased

     Section 2.1 Property to be Sold and Purchased. SELLER agrees to sell and BUYER agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a)	All right, title and interest of SELLER in and to the coal in, on or under the real property described on Exhibit “A”, and to the extent owned by SELLER any and all rights appurtenant thereto or useful in connection with the enjoyment and mining thereof or which BUYER and its successors and assigns deem necessary or convenient for the full and free use and extraction of the coal and the exercise of the estates to be transferred hereunder, and together with all rights of ingress and egress for the purpose of prospecting and exploring by any means, and for the purpose of extracting, mining, developing, producing, treating and processing coal by all methods (including, without limitation mining by strip, auger, open pit, in-situ combustion, solution, and underground methods), and of erecting, operating, maintaining and working any mining, extraction, production, treatment or processing facility by all procedures, whether such means, methods, or procedures are now known or hereafter discovered, or taking out, storing, stockpiling, removing, transporting and marketing said coal, together with the right to commingle coal produced from the real property described in Exhibit A with coal, minerals or other materials produced from any other property and to use the real property described in Exhibit A for any of the aforesaid activities with respect to coal, minerals or other materials from other property when related to like activities involving coal produced from the real property described in Exhibit A; together with a perpetual easement to construct, maintain and use surface and underground haul ways, pipelines, conduits and passageways on, through and under the real property described in Exhibit A for the transportation of coal, other minerals, materials, equipment, supplies and persons and other tangible property (the “Coal Property”);

(b)	All right, title and interest of SELLER in and to the surface of the real property described on Exhibit “B” (the “Surface Property”).

     (The Coal Property and the Surface Property are sometimes hereinafter collectively referred to as the “Properties.”)

(c)	All right, title and interest of SELLER in and to the Leases listed and identified as coal leases in Exhibit 2.1(c) (the “Leases”).

(d)	All maps, files, reserve information, environmental information and other similar materials pertaining to the Properties (the “Records”).

(e)	All rights reserved or retained by the lessor in those various leases listed in Exhibit 2.1(e) and identified as non-coal leases which are appurtenant to, for the benefit of, or useful in connection with the enjoyment of the Properties and the estates and interests being sold hereunder (specifically excluding the right to receive royalties and those items set forth in Section 2.2). SELLER agrees to execute such additional documents as may be reasonably required by BUYER to allow BUYER to exercise such “non-coal lease” rights.

It is the intention of the BUYER and SELLER that, subject only to (i) the rights of the lessee(s) under existing oil and gas or other leases covering the Coal Property and (ii) the rights of current surface owners other than SELLER with respect to the Coal Property, coal shall be the dominant estate and the exercise of oil and gas, surface and other rights shall not unreasonably interfere with the operations relating to the mining, production, treatment, transportation of coal or other use of the Coal Property by the BUYER, its successors and assigns.

     Section 2.2 Excluded Assets. All assets of SELLER on the Closing Date not referred to in Section 2.1 (the “Excluded Assets”) shall be retained by SELLER, and shall not be transferred to or purchased by BUYER. Without limiting the generality of the foregoing, BUYER shall not purchase from SELLER:

(a)	all oil, gas, coalbed methane and other hydrocarbons, regardless of gravity produced in liquid or gaseous form and all substances necessarily produced in association with such oil, gas and other liquid or gaseous hydrocarbons together with the rights of ingress and egress for the purpose of prospecting and exploring by any means and for the purpose of drilling, extracting, developing, producing, treating, processing and transporting by all methods whether such methods are now known or hereinafter discovered.

(b)	any of the accounts receivable due, generated by or in connection with the Properties on or prior to the Closing Date;

(c)	all prepaid and deferred items or credits and deposits, rights of offset and credits and claims for refund generated or incurred by or in connection with the Properties prior to the Closing Date;

(d)	any rights to any trademarks, service marks or trade names (including use of the names “Plum Creek”, or any derivations thereof and associated logos), any applications therefore, or any other intellectual property of SELLER or its affiliates or suppliers; and

(e)	any claims for refunds of taxes and other governmental charges or assessments arising from or pertaining to periods, activities, operations or events occurring on or prior to the Closing Date.

ARTICLE III.

Purchase Price

     Section 3.1 Purchase Price. In consideration of the sale of the Properties by SELLER to BUYER, BUYER shall pay to SELLER at Closing cash in the amount of Twenty Two Million Dollars ($22,000,000.00) (the “Purchase Price”). The Purchase Price may be adjusted as provided in Section 7.2, Section 7.4 and in Article X (the Purchase Price, as so adjusted, and as the same may be otherwise adjusted by the mutual agreement of the parties, being called the “Adjusted Purchase Price”).

     Section 3.2 Earnest Money. BUYER has paid to Escrow Agent, the sum of One Million One Hundred Thousand Dollars ($1,100,000.00) as earnest money (“Earnest Money"). Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and provisions of this Agreement. The Earnest Money (including interest earned thereon) shall be refunded to BUYER (i) at Closing; or (ii) if the transaction contemplated by this Agreement fails to close as a result of SELLER’s breach.

ARTICLE IV.

Representations and Warranties of SELLER

     SELLER represents to BUYER, with respect to itself only, as of the date of this Agreement , that:

     Section 4.1 Organization and Existence. SELLER is duly organized, validly existing, and in good standing under the laws of the State of Delaware. SELLER is duly qualified to transact business and is in good standing in the State of West Virginia and the Commonwealths of Virginia and Kentucky.

     Section 4.2 Power and Authority. SELLER has the power and authority to execute, deliver, and perform this Agreement, and each other agreement, instrument, or document executed or to be executed by SELLER in connection with the transaction contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by SELLER of this Agreement, and each other agreement, instrument, or document executed or to be executed by SELLER in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby and thereby, will have been duly authorized by all necessary action of SELLER.

     Section 4.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by SELLER and constitutes a valid and legally binding obligation of SELLER, enforceable in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. Each agreement, instrument or document executed or to be executed in connection with this Agreement will constitute, a valid and legally binding obligation of SELLER enforceable against it in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     Section 4.4 Non-Contravention. Other than requirements (if any) that there be obtained consents to assignment from third parties, neither the execution, delivery, and performance by SELLER of this Agreement, and each other agreement, instrument, or document executed or to be executed by SELLER in connection with the transactions contemplated hereby, nor the consummation by SELLER of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the charter, bylaws or other governing instruments of SELLER, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which SELLER is a party or by which SELLER or any of its properties may be bound, (c) other than the encumbrance imposed by this Agreement, result in the creation or imposition of any lien or other encumbrance upon the Properties; or (d) violate any applicable law, rule or regulation binding upon SELLER.

     Section 4.5 Approvals. Other than the requirements (if any) that there be obtained consents to assignment from third parties, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by SELLER in connection with the execution, delivery, or performance by SELLER of this Agreement, and each other agreement, instrument, or document executed or to be executed by SELLER in connection with the transaction contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

     Section 4.6 Pending Litigation. Except as set forth on Exhibit 4.6, there is no (a) action or proceeding by a governmental authority or other party, nor is there outstanding any writ, order, decree or injunction that (i) calls into question SELLER’s authority or right to enter into this Agreement and consummate the transactions contemplated hereby, (ii) would otherwise prevent or delay the transactions contemplated by this Agreement, or (b) or to the Knowledge of SELLER; (i) threatens, challenges, or asserts a claim against the interests of SELLER in and to the Properties and (ii) which could be reasonably expected to have a Material Adverse Effect.

     Section 4.7 No Alienation. Except surface rights that are not material and/or any instruments listed on Exhibit 2.1(c) and Exhibit 2.1(e) , SELLER has not leased, sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Properties.

     Section 4.8 Title. SELLER has good and marketable title to the Properties, free and clear of any liens, claims, charges, options, or other encumbrances of any nature, of any person claiming by, through, or under SELLER, but none other, provided, however, that this representation is made subject to and there are hereby excepted from the further representations or warranties, the “Permitted Encumbrances.” For purposes of this Agreement, “Permitted Encumbrances” shall mean:

(a)	liens for taxes, assessments and other governmental charges which are not yet due and payable as of the Closing;

(b)	all land use (including environmental and wetlands), building and zoning and mining laws, regulations, codes and ordinances affecting the Properties;

(c)	any rights of the United States of America, or the State or Commonwealth in which the Properties are located or others in the use and continuous flow of any brooks, streams or other natural water courses or water bodies within, crossing or abutting the Properties, including, without limitation, riparian rights and navigational servitudes;

(d)	all easements, rights-of-way, licenses and other such similar encumbrances presently existing and of record;

(e)	all existing public and private roads and streets and all railroad and utility lines, pipelines, service lines and facilities;

(f)	all encroachments, overlaps, boundary line disputes, shortages in area, parties in possession, cemeteries and burial grounds and other matters not of record which would be disclosed by an accurate survey or inspection of the Properties;

(g)	Those mineral leases (as amended) and other instruments listed on Exhibit 2.1(c)and Exhibit 2.1(e);

(h)	any loss or claim due to lack of access to any portion of the Properties and

(i)	any loss or claim due to any indefiniteness or uncertainty in the legal description of the Properties.

(j)	the surface damages provisions of those certain Special Warranty Deeds from Plum Creek Timberlands L. P. to Heartwood Forestland Fund IV Limited Partnership dated March 31, 2004 and filed for record in the counties where the Properties are located.

     Section 4.9 No Adverse Claims. To the Knowledge of SELLER, there are no adverse claims to any of the Properties except for (i) Permitted Encumbrances, (ii) those claims which would not have Material Adverse Effect, and (iii) those listed and described in Exhibit 4.9. There are no eminent domain or condemnation proceedings pending, or to the Knowledge of SELLER, threatened against any of the Properties, except such proceedings that would not have a Material Adverse Effect.

     Section 4.10 Tax Matters. Except as would not have a Material Adverse Effect:

     (a) There is no dispute or claim concerning any Tax liability with respect to the Properties claimed or raised by any authority.

     (b) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by SELLER or with respect to the Properties, or for which BUYER may be responsible.

     (c) Seller has filed all Tax Returns with respect to the Properties that were required to be filed and such Tax Returns (with respect to the Properties) are accurate in all respects. All Taxes shown as due with respect to the Properties on any such Tax Returns have been paid.

     (d) No special assessments for improvements are outstanding or have been completed as of the date of this Agreement with respect to the Properties.

Section 4.11 Environmental Matters.

     (a) Except as to the extent that it would not have a Material Adverse Effect, there are no pending or, to the Knowledge of SELLER, threatened claims, demands, actions, actions, administrative proceeding or lawsuits against the SELLER with respect to the Properties under any environmental laws and to the Knowledge of SELLER there are no facts which would give rise to the same and none of the Properties is subject to any outstanding injunction, judgment, order, decree or ruling, under any environmental laws.

     (b) SELLER has not received notice that SELLER, with respect to the Properties, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually containing or used for the treatment, storage or disposal of Hazardous Substances.

     Section 4.12 Leases. The Leases are in full force and effect and each party thereto has performed all material obligations required to be performed by it under such Leases, and is not in default under any obligation of such Leases, except when such default would not have a Material Adverse Effect.

     Section 4.13 Disclaimer of Warranties.

     (a) Any documents, reserve studies, compilations, surveys, plans, specifications, reports and/or other studies made available to BUYER by SELLER are provided as information only. BUYER expressly acknowledges that except as contained in this Agreement, SELLER has not made any representations or warranties whatsoever concerning the Properties or any matters pertaining to the Properties. SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHICH ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, RELATING TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COAL OR THE PROPERTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY RELATING TO THE CONDITION OF THE COAL OR THE PROPERTIES OR THEIR SUITABILITY FOR BUYER’S PURPOSES.

     (b) Subject to the representations and warranties of SELLER contained in this Agreement and unless BUYER terminates this Agreement by reason of any right to do so under this Agreement, BUYER is willing to and BUYER shall purchase the Properties and SELLER shall sell the Properties “AS IS, WHERE IS”, with all faults including but not limited to acidic mine water and/or acid mine drainage” at the Closing.

     (c) BUYER, for itself and its successors and assigns, hereby waives and releases, indemnifies, defends and holds harmless SELLER from any and all contractual, statutory, common law, and/or other liabilities, obligations, claims or causes of action, known or unknown, that BUYER or its successors and assigns may be entitled to assert against SELLER arising in whole or in part of, or relating or connected in any way to, the condition of the Properties and/or the coal including, but not limited to acidic mine water and/or acid mine drainage, any such liabilities, obligations, claims or causes of action based in whole or in part upon any applicable federal, state or local environmental law, rule or regulation or the environmental condition of the Properties, provided that nothing in this Section shall in any manner release or discharge SELLER from liability for a breach of the representations and warranties contained in this Agreement or from any liability arising out of any flooding occurring prior to March 1, 2005 alleged to be the result of mineral operations on the Properties.

ARTICLE V.

Representations and Warranties of BUYER

     BUYER represents to SELLER, as of the date of this Agreement and as of the date of the Closing, that:

     Section 5.1 Organization and Existence. BUYER is duly organized, legally existing and in good standing under the laws of its State of Delaware, and is qualified to do business in the State of West Virginia and the Commonwealths of Virginia and Kentucky.

     Section 5.2 Power and Authority. BUYER has power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by BUYER in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by BUYER of this Agreement and each other agreement, instrument, or document executed or to be executed by BUYER in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action(s) of BUYER.

     Section 5.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by BUYER and constitutes, and each other agreement, instrument, or document executed or to be executed by BUYER in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by BUYER and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of BUYER, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     Section 5.4 Non-Contravention. The execution, delivery, and performance by BUYER of this Agreement and each other agreement, instrument, or document executed or to be executed by BUYER in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of the governing instruments of BUYER, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which BUYER is a party or by which BUYER or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of BUYER, or (d) violate any applicable law, rule or regulation binding upon BUYER.

     Section 5.5 Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by BUYER in connection with the execution, delivery, or performance by BUYER of this Agreement and each other agreement, instrument, or document executed or to be executed by BUYER in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

     Section 5.6 Pending Litigation. To the knowledge of BUYER, there is no action or proceeding by a governmental authority or other party, nor is there outstanding any writ, order, decree or injunction that (i) calls into question BUYER’s authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement.

ARTICLE VI.

Certain Covenants of BUYER and SELLER Pending Closing

     Section 6.1 Access to Files; Delivery and Retention of Records. SELLER will give BUYER, its attorneys, and other representatives (the “Representatives”), access at all reasonable times during normal business hours, and upon reasonable advance notice, to the Records. On or before 60 days after the Closing Date Seller will deliver or cause to be delivered to Buyer at its office in Huntington, West Virginia or such other mutually agreeable location, the Records. The Seller (and its successors and assigns) may retain a copy of the Records to the extent that they relate to the operation of its business. Buyer agrees to (a) hold the Records and not to destroy or dispose of any portion thereof for a period of six years from the Closing Date or such longer time as may be required by law and (b) following the Closing Date to afford (i) the Seller, (ii) the Seller’s successors and assigns and (iii) any of their accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to Buyer’s employees at no cost to Seller (other than for reasonable out-of pocket expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege, provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable law. Nothing herein shall impose any liability upon Buyer in the event of destruction or loss of any Records as a result of casualty. Buyer agrees to provide Seller and its successors and assigns reasonable access to the Records after the Closing Date in order for Seller to comply with its obligations under this Agreement (including without limitation the preparation of any required Tax Returns and to comply with any indemnity obligations), to conduct any historical audit of the financial statements of Seller in accordance with generally accepted accounting principles.

     Section 6.2 Operations Prior to Closing Subject to the terms and conditions of this Agreement and except as otherwise contemplated hereby, from the date hereof through the Closing Date, SELLER shall use reasonable efforts to preserve the Properties and shall continue to conduct its business in connection with the Properties in the ordinary and usual course as heretofore conducted, subject to the provisions of this Agreement and to the requirement that SELLER shall not, from the date hereof through the Closing Date, enter into agreements or instruments of any nature whatsoever that affects the Properties without first obtaining the consent by BUYER.

     Section 6.3 Liens to be Released. SELLER shall cause any lien created by SELLER, which constitutes a Defect to be released before or at Closing.

ARTICLE VII.

Due Diligence Examination

     Section 7.1 Inspection and Assertion of Title Defects.

     (a) SELLER shall make available to BUYER and its representatives, all title opinions, supplemental title opinions and other title information in the possession of SELLER and relating to the Properties. BUYER may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation as it may choose to conduct with respect to the Properties. Should, as a result of such examination and investigation, or otherwise, matters come to BUYER’s attention which would constitute “Defects” (as below defined), and should there be one or more of such Defects which BUYER determines it is unwilling to waive and unwilling to close the transaction contemplated hereby notwithstanding the fact that such Defects exist, BUYER shall, or cause its Representatives to, notify SELLER in writing of such Defects on of before February 25, 2005. Such Defects of which BUYER so provides notice are herein called “Asserted Defects” (including the furnishing of additional information). All Defects with respect to which BUYER fails to so give SELLER notice will be deemed waived for all purposes. In the event that BUYER notifies SELLER of Asserted Defects, SELLER shall have the right (but not the obligation) to attempt to cure such Asserted Defects to the reasonable satisfaction of BUYER, and for the purpose of curing such Asserted Defects, SELLER may, on written notice to BUYER, elect to delay Closing for a period not to exceed 30 days. As to any Properties affected by an Asserted Defect and withheld from Closing pursuant to Section 7.4, SELLER shall have 120 days to cure such Defect to BUYER’s reasonable satisfaction. Upon acceptance of the cure, Closing shall occur as to such Property. If the Asserted Defects are not so cured within such 120 days, then SELLER shall retain the Properties that were withheld.

     (b) The term “Defect” as used in this Section shall mean any lien, claim or other encumbrance of any nature against SELLER’s interest in the Properties other than the “Permitted Encumbrances”, by persons claiming by, through, or under SELLER, but none other.

     Section 7.2 Production Price Adjustment BUYER shall have the right to contact two of SELLER’S lessees (Resource Fuels LLC and Bluestone Coal Company) on or before February 18, 2005 for the sole purpose of confirming BUYER’s projections of future mining on the Properties. The contacts shall be made through a representative of SELLER. If following the contacts, BUYER in its good faith analysis determines that the combined projected production of the two leases does not equal or exceed the combined projections for the two leases as set forth in the Projected Production by Area and Lease 12-14-04, provided by Marshall Miller and Associates, BUYER and SELLER agree to negotiate in good faith to adjust the Purchase Price by a mutually agreed amount not to exceed five percent (5%) of the Purchase Price. If the parties are unable to agree on the amount of the adjustment, the adjustment shall be submitted to binding arbitration provided that any arbitration award shall not exceed five percent (5%) of the Purchase Price. If the amount has not been so determined by arbitration before the Closing Date, then the Closing shall be delayed until the 2nd business day after such amount has been so determined.

Section 7.3 Environmental Evaluation

     (a) BUYER shall have until 5:00 p.m. EST on February 25, 2005 to perform an environmental evaluation of the Properties and verify compliance with applicable environmental laws, ordinances and regulations. SELLER herewith grants permission to BUYER, its agents and representatives and any independent contractor selected by Buyer to conduct an environmental evaluation of the Properties. Seller hereby authorizes all governmental agencies and authorities to release to Buyer’s employees or representatives all information in their files regarding the Properties. All such work and studies shall be at the sole cost and expense of Buyer and shall be nondestructive. Buyer shall notify Seller and the current surface owner at least five (5) business days in advance of any proposed soil or groundwater testing, and shall conduct only such soil or groundwater testing as approved by SELLER, which approval shall not be unreasonably withheld. BUYER shall leave the Properties in good condition and repair upon completion of any tests, studies and entry pursuant to this paragraph and upon any request by SELLER, BUYER shall restore the Properties to their condition immediately preceding any such tests, studies or entry. BUYER shall keep the Properties free from liens relating to or arising out of any tests, studies or entry by Buyer pursuant to this paragraph. BUYER covenants and agrees to indemnify and hold SELLER and the surface owner harmless from any loss, liability, costs, claims, damages, demands, actions, causes of action and suits caused by the exercise of the rights and privileges granted to BUYER or the breach of BUYER’S covenants to restore the Properties set forth in this paragraph. The indemnity contained in this paragraph shall expressly survive the termination for any reason of this Agreement.

     (b) In the event the BUYER’S Environmental Evaluation reveals an adverse environmental condition upon the Properties, BUYER shall either (i) obtain a survey of the areas affected (at BUYER’s expense) and delete the affected acreage from Closing (without adjustment to the Purchase Price) or (ii) accept the conveyance of the portion of the Properties with the adverse environmental condition and waive SELLER’S representations and warranties contained in Section 4.11 (along with the corresponding Closing condition) only as to such portion of the Properties.

     Section 7.4 Certain Price Adjustments.

     (a) In the event that, as a part of the due diligence review provided for in Section 7.1 , Asserted Defects are presented to SELLER and SELLER is unable (or unwilling) to cure such Asserted Defects prior to the Closing, then:

     (i) BUYER and SELLER shall, with respect to each Property affected by one or more Asserted Defects, attempt to agree upon an appropriate adjustment to the Purchase Price to account for such Asserted Defects; and

     (ii) with respect to each Property as to which BUYER and SELLER are unable to agree upon an appropriate adjustment with respect to all Asserted Defects affecting such Property, such Property will be excluded from the transaction contemplated hereby, and the Purchase Price will be reduced by an amount determined by arbitration in accordance with Article XVIII and, if the amount has not been so determined by arbitration before the Closing Date, then the Closing shall be delayed until the 2nd business day after such amount has been so determined.

     (b) If the Asserted Defect is a monetary lien that can be discharged with the payment of a determinable sum of money SELLER shall discharge such lien on or prior to Closing.

     Section 7.5 Waiver Without limiting Section 7.1 and notwithstanding anything else herein to the contrary, all Defects not raised by BUYER within the time period specified in Section 7.1(a) shall be waived by BUYER as a Defect.

ARTICLE VIII.

Conditions Precedent to the Obligations of the Parties to Close

     Section 8.1 Conditions Precedent to the Obligations of BUYER to Close. The obligations of BUYER to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

     (a) Except for representations qualified by “material” or “materiality” in which case such representations must be true and accurate in all respects when made and at Closing when serving as a condition to Close, each and every representation of SELLER under this Agreement shall be true and accurate in all material respects as of the date when made and, for the purposes of serving as a condition to Close, shall be true and accurate in all material respects at and as of the time of Closing, as if it had been made again at and as of the time of Closing.

     (b) Except for covenants, agreements and conditions qualified by “material” or “materiality” in which case compliance must be performed and complied with in all respects by SELLER prior to or at the Closing, SELLER shall have performed and complied in all material respects with (or compliance therewith shall have been waived by BUYER) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by SELLER prior to or at the Closing.

     (c) SELLER shall have delivered a certificate executed by an authorized officer of SELLER dated the Closing Date, representing and certifying in such detail as BUYER may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

     (d) No suit, action or other proceeding by any governmental authority shall, on the date of Closing, be pending before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

     Section 8.2 Conditions Precedent to the Obligations of SELLER to Close. The obligations of SELLER to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

     (a) Except for representations qualified by “material” or “materiality” in which case such representations must be true and accurate in all respects when made and at Closing when serving as a condition to Close, each and every representation of BUYER under this Agreement shall be true and accurate in all material respects as of the date when made and, for the purposes of serving as a condition to Close, shall be true and accurate in all material respects at and as of the time of Closing, as if it had been made again at and as of the time of Closing.

     (b) Except for covenants, agreements and conditions qualified by “material” or “materiality” in which case compliance must be performed and complied with in all respects by BUYER prior to or at the Closing, BUYER shall have performed and complied in all material respects with (or compliance therewith shall have been waived by SELLER) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by BUYER prior to or at the Closing.

     (c) No suit, action or other proceeding by any governmental authority shall, on the date of Closing, be pending before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX.

Closing of Transaction

     Section 9.1 The Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby will be held 10:00 a.m. Eastern Standard Time on or before March 8, 2005 at the offices of SELLER located at One Concourse Parkway, Suite 755, Atlanta, Georgia 30328, or at such other date time and place as may be required by this Agreement or as BUYER and SELLER may mutually agree upon (such date and time being herein called the “Closing Date”). It is specifically understood and agreed by the parties, that for purposes of this Agreement, the Closing shall be effective as of March 1, 2005.

     Section 9.2 SELLER’s Closing Obligations At the Closing, SELLER shall:

          (a) execute, acknowledge and deliver to BUYER one or more Deeds for the conveyance and assignment of the Properties (one for each applicable county) (the “Deeds of Conveyance”), in substantially the same form attached hereto as Exhibit 9.2(a), (along with a sale listing form or a declaration of consideration for each deed so that the total consideration stated for the Deeds of Conveyance equals the Adjusted Purchase Price as either allocated as agreed by the parties or, in the absence of such agreement, as directed by BUYER) together with checks for the payment of any transfer taxes required by an governmental body in order to record each of said Deeds of Conveyances.

          (b) deliver a copy of the resolutions adopted by the board of directors of SELLER authorizing SELLER to execute and deliver this Agreement and all related documents and instruments and to perform its obligations hereunder and thereunder, which copy shall be certified by the secretary or assistant secretary of SELLER;

          (c) deliver to BUYER a certificate of existence and good standing issued by the Secretary of State of Delaware and dated no earlier than thirty business days prior to the Closing Date along with the certificate specified in Section 8.1(c);

          (d) to the extent requested by BUYER, execute and deliver to BUYER an affidavit or other certification (as permitted by such code) in the form of Exhibit 9.2(d) attached hereto that SELLER is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended (i.e., SELLER is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder); and

          (e) SELLER shall cause Escrow Agent to deliver the Earnest Money to BUYER

     Section 9.3 BUYER’s Closing Obligations. At the Closing, BUYER shall deliver to SELLER, by wire transfer to an account designated by SELLER in a bank located in the United States, an amount equal to the Adjusted Purchase Price.

ARTICLE X.

Other Agreements

     Section 10.1 Prorations and Expenses. All real estate ad valorem taxes shall be prorated as of March 1, 2005 in a manner mutually agreeable to BUYER and SELLER. SELLER shall pay for any state property transfer taxes and will prepare the Deed of Conveyance. BUYER shall pay all costs of recording.

ARTICLE XI.

Surface Damages

     Section 11.1 Surface Damages. Any conveyance made pursuant to this Agreement shall be made subject to the surface damages provisions contained in those certain Special Warranty Deeds from Plum Creek Timberlands L. P. to Heartwood Forestland Fund IV Limited Partnership dated March 31, 2004 and BUYER agrees to compensate SELLER in the same manner for operations on surface property owned by SELLER and not to be conveyed hereunder.

ARTICLE XII.

Post Closing Obligations

     Section 12.1 Survival of Provisions. All representations and warranties of SELLER or BUYER contained in this Agreement, any exhibit or in any certificate delivered at the Closing shall survive the Closing, for a period of one year from the Closing Date (the “Indemnification Period”). Any claim for indemnification for a breach of representation or warranty must be made prior to the expiration of the Indemnification Period. Notwithstanding the foregoing, the obligation of each party hereto to indemnify any other party hereto shall continue after the expiration of the Indemnification Period with respect to any matter of which the party seeking indemnity hereunder shall have given the other party written notice as provided herein prior to the expiration of the Indemnification Period. All indemnities, waivers and releases of BUYER, in favor of SELLER, shall survive indefinitely.

     Section 12.2 SELLER’S Indemnification. SELLER shall on the date of Closing agree to indemnify and hold BUYER harmless from and against any and all claims, obligations, actions, liabilities, damages, expenses or losses resulting from any misrepresentation or breach of any warranty, covenant or agreement of SELLER contained in this Agreement or any certificate delivered by SELLER at the Closing or from any liability arising out of any flooding occurring prior to March 1, 2005 alleged to be the result of mineral operations on the Properties.

     Section 12.3 BUYER’S Indemnification. BUYER shall, on the date of Closing, agree, to indemnify and hold SELLER harmless from and against any and all claims, obligations, actions, liabilities, damages, costs, expenses, or losses resulting from any misrepresentation or breach of any warranty, covenant or agreement of BUYER contained in this Agreement or any certificate delivered by BUYER at the Closing.

     Section 12.4 Notice of Claim. If indemnification pursuant to Section 12.2 or 12.3 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

ARTICLE XIII.

Casualty Loss

     Section 13.1 Casualty Loss. In the event of damage by fire or other casualty to the Properties prior to the Closing, then this Agreement shall remain in full force and effect and BUYER and SELLER shall proceed to Closing without adjusting the Purchase Price and SELLER shall assign to BUYER all insurance benefits (if any) and proceeds and also all claims against third parties that it has with respect to such loss.

ARTICLE XIV.

Notices

     Section 14.1 Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service via overnight mail (which provides a receipt), or by telecopier (with receipt acknowledged) at the following addresses:

If to SELLER:	Plum Creek Timberlands, L.P.
One Concourse Parkway, Suite 755
Atlanta, Georgia 30328
Attention: Law Department
Telecopier: (770) 671-0211

If to BUYER:	WPP LLC
1035 Third Avenue
Post Office Box 2827
Huntington, WV 25727-2827
Attention: Nick Carter
Telecopier: (304) 522-5401

With copy to:	Natural Resource Partners L.P.
601 Jefferson Street, Suite 3600
Houston, Texas 77002
Attention: Wyatt Hogan, Esq.
Telecopier: (713) 751-7517

and shall be considered delivered on the earlier of the date of receipt or the day following the date it was sent. Either BUYER or SELLER may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Article, at least ten (10) days prior to the effective date of such change of address.

ARTICLE XV.

Termination

     Section 15.1 Termination. This Agreement may be terminated at any time prior to Closing by:

     (a) the mutual consent of BUYER and SELLER;

     (b) either BUYER or SELLER if the Closing has not occurred by the close of business on May 1, 2005 so long as the failure to consummate the transaction on or before such date did not result solely from the failure by the party or its affiliate seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for herein prior to Closing;

     (c) SELLER in the event a condition to SELLER’s obligation to close pursuant to Section 8.2 hereunder is not timely satisfied and is not waived by SELLER; or

     (d) SELLER in the event the Purchase Price adjustments made pursuant to Section 7.4 equal or exceeds five percent of the Purchase Price.

     (e) BUYER in the event a condition to BUYER’s obligation to close pursuant to Section 8.1 hereunder is not timely satisfied and is not waived by BUYER.

     (f) BUYER in the event a that BUYER in the good faith exercise of the rights granted in Section 7.3 (b) excludes 10% or more of the total acres to be conveyed to BUYER pursuant to this Agreement.

     Section 15.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 15.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 14.1, Section 15.1, Section 15.2, Article XVI, Section 17.5, Section 17.6, Section 17.8, Section 17.9, Section 17.11, Section 17.14, Section 17.15 and Article XVIII shall survive the termination of this Agreement, provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

ARTICLE XVI.

Commissions

     Section 16.1 Commissions.

     (a) SELLER agrees to indemnify and hold harmless BUYER from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, SELLER with Marshall Miller & Associates, Inc. in connection with this Agreement or the transaction contemplated hereby.

     (b) BUYER agrees to indemnify and hold harmless SELLER from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, BUYER with any person, firm, or entity (except Marshall Miller & Associates, Inc.) in connection with this Agreement or the transaction contemplated hereby.

ARTICLE XVII.

Miscellaneous Matters

     Section 17.1 Further Assurances. In order to effectuate and provide BUYER with the benefits of the transactions contemplated hereby, after the Closing, SELLER shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to BUYER.

     Section 17.2 Binding Effect; Successors and Assigns. The Agreement shall be binding on the parties hereto and their respective successors and permitted assigns provided that BUYER shall not assign its rights under this Agreement, without the prior written consent of the SELLER first having been obtained.

     Section 17.3 Entire Agreement — Time of the Essence. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. Time is of the essence in this Agreement.

     Section 17.4 Default. In the event of default by BUYER, BUYER shall furnish SELLER with all reports and studies relating to the Properties conducted by or for BUYER, and BUYER agrees that SELLER shall retain the Earnest Money as liquidated damages as SELLER’s sole remedy. BUYER and SELLER agree that the Earnest Money is a reasonable amount for liquidated damages sustained by SELLER upon default by BUYER because of the uncertainty in ascertaining actual damages.

     Section 17.5 Limitation of Damages. In no event shall either party be liable to the other party for any consequential, incidental, indirect or special damages arising out of this Agreement or any breach thereof, including but not limited to loss of use, lost profits or revenue, whether or not such loss or damage is based on contract, warranty, negligence or otherwise.

     Section 17.6 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this

Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity. Anything in this Agreement to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of BUYER or SELLER after the Closing to rescind this Agreement or any of the transactions contemplated hereby.

     Section 17.7 Amendments. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

     Section 17.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of West Virginia applicable to a contract executed and performed in such State, without giving effect to conflicts of laws principles requiring the application of the law of another State.

     Section 17.9 Intermediary. The parties agree that SELLER may, in its discretion, substitute an intermediary (an “Intermediary”) to act in its place, in whole or in part, as SELLER of the Properties, and thereby elect to consummate all or portions of the transaction as a like kind exchange pursuant to Section 1031 of the Internal Revenue Code. BUYER agrees to accept the Properties, any escrow instructions and any other required performance of SELLER hereunder from an Intermediary and to render performance of BUYER’s obligations hereunder to an Intermediary, provided that BUYER shall not incur any additional liability as a result of its cooperation with SELLER under this Section 17.9 and SELLER shall continue to be responsible to BUYER for all representations, warranties and covenants contained herein. SELLER agrees to pay any and all additional costs incurred as a result of substituting an Intermediary. SELLER further agrees to indemnify and defend BUYER against, and hold BUYER harmless from, any and all actions, causes, demands, expenses or liabilities, known or unknown, fixed or contingent (including, without limitation, court costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity, or otherwise) incurred by or asserted against BUYER in connection with or arising out of the election by SELLER to consummate the subject transaction as a like kind exchange pursuant to Section 1031 of the Internal Revenue Code. The provisions of this Section 17.9 shall survive the Closing or any termination of this Agreement.

     Section 17.10 Multiple Counterparts; Fax. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

     Section 17.11 Confidentiality Neither party shall make any public announcement or public disclosure relating to this Agreement, without prior consultation (consent not required) of the other party as to the content and timing of such announcement or disclosure. The disclosing party agrees to consider, but shall not be bound by, any comments of the other party relating to any public announcement.

     Section 17.12 Severability of Provisions. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 17.13 No Third Party Beneficiaries. Nothing in this Agreement or any ancillary documents, whether expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     Section 17.14 Attorneys’ Fees. If either party hereto is required to retain an attorney to enforce any provision of this Agreement, whether or not a legal proceeding is commenced, the substantially prevailing party shall be entitled to reasonable attorneys’ fees regardless of whether at trial, on appeal, in any bankruptcy proceeding, in an arbitration or without resort to suit.

     Section 17.15 Waiver of Jury Trial. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (ACTION, PROCEEDING OR COUNTERCLAIM) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 17.16 Legal Relationships. The parties to this Agreement execute the same solely as a SELLER and a BUYER. No partnership, joint venture or joint undertaking shall be construed from these presents, and except as herein specifically provided, neither party shall have the right to make any representation for, act on behalf of, or be liable for the debts of the other. All terms, covenants and conditions to be observed and performed by either of the parties hereto shall be joint and several if entered into by more than one person on behalf of such party, and a default by any one or more of such persons shall be deemed a default on the part of the party with whom said person or persons are identified.

ARTICLE XVIII.

Arbitration

     Section 18.1 Selection of Arbitrators. Except as provided in Section 17.6, any and all disputes arising under or in connection with this Agreement shall be determined by a board of arbitration upon notice of submission given by either party to the other, which notice shall name a qualified, impartial, and independent arbitrator. Within fifteen (15) days after the receipt of such notice, the other party shall name a qualified, impartial and independent arbitrator, or failing to do so, the Senior Judge (in service) of the United States District Court for the Southern District of West Virginia shall name the second. Within fifteen (15) days after the appointment of the first two arbitrators, the two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the Senior Judge (in service) of the United States District Court for the Southern District of West Virginia.

     Section 18.2 Determination. The arbitration shall be conducted in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such act. The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within forty-five (45) days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either BUYER or SELLER in like manner as if none had been previously named.

     Section 18.3 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, and BUYER and SELLER will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

PLUM CREEK TIMBERLANDS, L.P.
By:	Plum Creek Timber I, L.L.C.
Its General Partner

By:	/s/ RICK R. HOLLEY

Rick R. Holley President and Chief Executive Officer

BUYER:

WPP LLC By : NRP(Operating) LLC Its: Sole Member

By:	/s/ NICK CARTER

Nick Carter
President and Chief Operating Officer

ESCROW

Marshall Miller & Associates, Inc., hereinbefore referred to as Escrow Agent, hereby accepts the foregoing trust this 28th day of January, 2005. It being expressly understood and agreed that its duties and responsibilities hereunder are that of delivering said earnest money to the Purchaser upon full performance or to Seller in the event of default in accordance with the terms hereof, and that it shall have no other duties or responsibilities. The Escrow Agent will perform as required by any court having jurisdiction regarding the matter herein.

RECEIPT

     Receipt of Contract and One Million One Hundred Thousand Dollars ($1,100,000.00) Earnest Money is acknowledged.

Date: January 28, 2005

ACCEPTED AND AGREED:

Marshall Miller & Associates, Inc. Escrow Agent

By:

Its:

Date of Execution: _________________, 2005